                                                               EXHIBIT D-9

                          UNITED STATES
                  NUCLEAR REGULATORY COMMISSION
                   WASHINGTON, D.C. 20555-0001

                        January 23, 1998


Mr. J. E. Cross
President-Generation Group
Duquesne Light Company
Post Office Box 4
Shippingport, PA  15077

SUBJECT:  ORDER APPROVING APPLICATION REGARDING
          MERGER AGREEMENT BETWEEN DQE, INC.
          AND ALLEGHENY POWER SYSTEM, INC.
          AFFECTING FACILITY OPERATING LICENSES NOS.
          DPR-66 AND NPF-73, BEAVER VALLEY POWER STATION,
          UNIT NOS. 1 AND 2 (TAC NOS. M99386 AND M99387)

Dear Mr. Cross:

The enclosed Order is in response to your request, dated
August 1, 1997, as supplemented October 30, 1997, for consent of the Nuclear Regulatory Commission (NRC), pursuant to Section
50.80 of Title 10 of the Code of Federal Regulations, of the indirect transfer of the Beaver Valley Power Station, Unit Nos. 1 and 2, Facility Operating Licenses (DPR-66 and NPF-73) to the extent held by Duquesne Light Company (DLC), that will occur under a proposed merger of DQE, Inc. (the parent holding company of DLC) and Allegheny Power System, inc. DQE, Inc. will become a wholly owned subsidiary of Allegheny Power System, Inc., which will be renamed Allegheny Energy, Inc. DLC will remain a direct subsidiary of DQE, Inc., but will become an indirect subsidiary of Allegheny Energy, Inc. The NRC staff's safety evaluation in support of the Order is also enclosed.

The Order is being forwarded to the Office of the Federal
Register for publication.

                         Sincerely,


                         Donald S. Brinkman
                         Senior Project Manager
                         Project Directorate I-2
                         Division of Reactor Projects - I/II
                         Office of Nuclear Reactor Regulation

Docket Nos. 50-334 and 50-412

enclosures:    1. Order
               2. Safety Evaluation

cc w/encls:    See next page


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J. E. Cross                             Bever Valley Power Station
Duquesne Light Company                       Units 1 & 2

cc:


                                   Dr. Judith Johnsrud
                                   National Energy Committee
                                   Sierra Club
                                   433 Orlando Avenue
Jay E. Silberg, Esquire            State College, PA  16803
Shaw, Pittman, Potts &
Trowbridge                         Duquesne Light Company
2300 N Street, NW                  Beaver Valley Power Station
Washington, DC  20037              PO Box 4
                                   Shippingport, PA  15077
Director-Safety and Licensing      ATTN: R. L. Grand, Division Vice
  Department (BV-A)                 President, Nuclear Operations
Duquesne Light Company              Group and Plant Manager (BV-SOSB-7)
Beaver Valley Power Station
PO Box 4
Shippingport, PA  15077
                                   Bureau of Radiation Protection
Commissioner Roy M. Smith          Pennsylvania Department of
West Virginia Department of          Environment Resources
Labor                              ATTN: Michael P. Murphy
Building 3, Room 319               Post Office Box 2063
Capitol Complex                    Harrisburg, PA  17120
Charleston, WVA 25305
                                   Mayor of the Borrough of
Director, Utilities Department       Shippingport
Public Utilities Commission        Post Office Box 3
180 East Broad Street              Shippingport, PA  15077
Columbus, OH  43266-0573
                                   Regional Administrator, Region
Director, Pennsylvania             I
Emergency                          U.S. Nuclear Regulatory
  Management Agency                Commission
Post Office Box 3321               475 Allendale Road
Harrisburg, PA  17105-3321         King of Prussia, PA  19406

Ohio EPA-DERR                      Resident Inspector
ATTN: Zack A. Clayton              U.S. Nuclear Regulatory
Post Office Box 1049               Commission
Columbus, OH  43266-0149           Post Office Box 298
                                   Shippingport, PA  15077

                                   Duquesne Light Company
                                   Beaver Valley Power Station
                                   PO Box 4
                                   Shippingport, PA  15077
                                   ATTN: S. C. Jain, Vice
                                   President
                                   Nuclear Services (BV-A)


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                  UNITED STATES OF AMERICA

                NUCLEAR REGULATORY COMMISSION

In the Matter of                             )
                                             )
THE CLEVELAND ELECTRIC ILLUMINATING          )    Docket Nos. 50-334
  COMPANY                                    )         and   50-412
TOLEDO EDISON COMPANY                        )
OHIO EDISON COMPANY                          )
PENNSYLVANIA POWER COMPANY                   )
DUQUESNE LIGHT COMPANY                       )
                                             )
(Beaver Valley Power Station, Unit           )
   Nos. 1 and 2)                             )

   ORDER APPROVING APPLICATION REGARDING MERGER AGREEMENT
     BETWEEN DQE, INC. AND ALLEGHENY POWER SYSTEM, INC.

                             I.

     The Cleveland Electric Illuminating Company (CEI),

Duquesne Light Company (DLC), Ohio Edison Company (OE),

Pennsylvania Power Company (Penn Power), and Toledo Edison

Company (TE) are the licensees of Beaver Valley Power

Station, Unit Nos. 1 and 2 (BVPS-1 and BVPS-2). DLC acts as

agent for the other licensees and has exclusive

responsibility for and control over the physical

construction, operation, and maintenance of BVPS-1 and BVPS-

2 as reflected in Facility Operating Licenses Nos. DPR-66

and NPF-73. The Nuclear Regulatory Commission (NRC) issued

Licenses Nos. DPR-66 and NPF-73 on July 2, 1976, and on

August 14, 1987, respectively, pursuant to Part 50 to Title

10 of the Code of Federal Regulations (10 CFR Part 50). The

facility is located on the southern shore of the Ohio River

in Beaver County, Pennsylvania, approximately 22 miles

northwest of Pittsburgh and 5 miles east of East Liverpool,

Ohio.

                             II.

     Under cover of a letter dated August 1, 1997, DLC

submitted an application for consent under 10 CFR 50.80

regarding a proposed merger of DQE, Inc. (the parent holding company of DLC) and Allegheny Power

System, Inc., which would result in DQE, Inc. becoming a wholly owned subsidiary of Allegheny Power System, Inc. Allegheny Power

System, Inc. would change its name to Allegheny Energy, inc. (Allegheny

Energy). CEI, OE, Penn Power, and TE are not involved in the merger. Supplemental information was submitted by letter

dated October 30, 1997.

     Under the proposed merger, DLC will become an indirect

subsidiary of Allegheny Energy by reason of DQE, Inc.

becoming a subsidiary of Allegheny Energy. DLC and the other current licensees will continue to hold the licenses, and no direct transfer of the licenses will result from the merger.

On September 12, 1997, a Notice of Consideration of Approval

of Application Regarding Proposed Corporate Restructuring

was published in the Federal Register (62 FR 48113). An

Environmental Assessment and Finding of No Significant

Impact was published in the Federal Register on

September 25, 1997 (52 FR 50411).

     Under 10 CFR 50.80, no license shall be transferred,

directly or indirectly, through transfer of control of the

license, unless the Commission gives its consent in writing.

Upon review of the information submitted in the application

and letters of August 1, 1997, and October 30, 1997, the NRC staff has determined that the proposed merger will not

affect the qualifications of DLC as holder of Facility

Operating Licenses Nos. DPR-66 and NPF-73, and that the

transfer of control of the licenses, to the extent effected

by the proposed merger, is otherwise consistent with

applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions set forth

herein. These findings are supported by a safety evaluation

dated January 23, 1998.

                            III.

     Accordingly, pursuant to Sections 161b, 161i, 161o and

184 of the Atomic Energy Act of 1954, as amended, 42 USC

2201(b), 2201(1), 2201(o), and 2234; and 10 CFR 50.80, IT

IS HERBY ORDERED that the Commission approves the

application regarding the merger agreement between DQE, Inc.

and Allegheny Power System, Inc. subject to the following:

(1) DLC shall provide the Director of the Office of Nuclear

Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security

interests or liens) from DLC to its first- or second- tier

parent or to any other affiliated company, facilities for

the production, transmission, or distribution of electric

energy having a depreciated book value exceeding 10 percent

of DLC's consolidated net utility plant, as recorded on

DLC's books of account; and (2) should the merger not be

completed by December 31, 1998, this Order shall become null and void, unless upon application and for good cause shown

this date is extended.

     This Order is effective upon issuance.

                             IV.

     By March 2, 1998, any person adversely affected by this

Order may file a request for a hearing with respect to

issuance of the Order. Any person requesting a hearing shall set forth with particularity how such person's interest is

adversely affected by this Order and shall address the

criteria set forth in 10 CFR 2.714(d).

     If a hearing is to be held, the Commission will issue

an order designating the time and place of such hearing.

     The issue to be considered at any such hearing shall be

whether this order should be sustained.

     Any request for a hearing must be filed with the

Secretary of the Commission, U.S. Nuclear Regulatory

Commission, Washington, DC 20555-0001. Attention:

Rulemakings and Adjudications Staff, or may be delivered to

the Commission's Public Document Room, the Gelman Building,

2120 L Street, NW., Washington, DC, by the above date.

Copies should also be sent to the Office of the General

Counsel and to the Director, Office of Nuclear Reactor

Regulation, U.S. Nuclear Regulatory Commission, Washington,

DC 20555-0001, and to John O'Neill, Esquire, Shaw, Pittman,

Potts and Trowbridge, 2300 N Street, NW., Washington, DC

20037, attorney for DLC.

     For further details with respect to this action, see

the application submitted under cover of a letter dated

August 1, 1997, and supplemental letter dated October 30,

1997, and the safety evaluation dated January 23, 1998 which are available for public inspection at the Commission's

Public Document Room, the Gelman Building, 2120 L Street,

NW., Washington, DC., and at the local public document room

located at the B. F. Jones Memorial Library, 663 Franklin

Avenue, Aliquippa, PA  15001.

     Dated at Rockville, Maryland, this 23rd day of January

1998.

                    FOR THE NUCLEAR REGULATORY COMMISSION

                              /s/

                    Samuel J. Collins, Director

                    Office of Nuclear Reactor Regulation

                        UNITED STATES
                NUCLEAR REGULATORY COMMISSION
                 WASHINGTON, D.C. 20555-0001


     SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR

                         REGULATION

                  REGARDING PROPOSED MERGER

                   DUQUESNE LIGHT COMPANY

                DOCKET NOS. 50-334 AND 50-412

       BEAVER VALLEY POWER STATION, UNIT NOS. 1 AND 2



1.0  INTRODUCTION

Under cover of a letter dated August 1, 1997, Duquesne Light Company (DLC), requested the consent of the Nuclear Regulatory Commission (NRC) in connection with a proposed merger of the parent of DLC and Allegheny Power System, Inc. DLC, a wholly owned subsidiary of DQE, Inc., owns a 47.50% interest in Beaver Valley Power Station, Unit No. 1 (BVPS-1) and a 13.74% interest in Beaver Valley Power Station, Unit No. 2 (BVPS-2). Under the proposed merger of DQE, Inc. and Allegheny Power System, Inc., DLC will become an indirect subsidiary of Allegheny Power System, Inc., which will change its name to Allegheny Energy, Inc. (Allegheny Energy). The merger agreement provides that DQE, Inc. common stockholders will be entitled to exchange each DQE, Inc. share for 1.12 shares of Allegheny Energy stock.

After the merger, DLC will continue to be a public utility providing the same utility services as it did immediately preceding the merger. DLC will continue to be a licensee for BVPS-1 and BVPS-2. No direct transfer of the operating licenses or interests in the units will result from the proposed merger. The technical management and nuclear organization of DLC currently responsible for operating and maintaining BVPS-1 and BVPS-2 will remain responsible for the plants' operation and maintenance after the merger. Approval for the indirect transfer of the licenses to the extent affected by the proposed merger is being sought from the NRC pursuant to 10 CFR 50.80.

Pursuant to 10 CFR 50.80, the NRC may approve the transfer of the control of a license after notice to interested persons. Such approval is contingent upon the NRC's determination that the holder of the license following the transfer of control is qualified to hold the license, and the transfer is otherwise consistent with applicable provisions of law, regulations, and orders of the NRC.

2.0  FINANCIAL QUALIFICATIONS

DLC will continue as an owner operator of BVPS-1 and BVPS-2
(47.50% and 13.74% ownership interests, respectively) and will remain an electric utility engaged in the generation and distribution of electricity for wholesale and retail markets, the cost of which electricity is recovered through rates established by separate regulatory authorities.

DLC's application states that the proposed merger will have no effect on the funds available for DLC to carry out activities under the operating licenses. The Federal Energy Regulatory Commission will still regulate DLC's wholesale electric rates, and the Pennsylvania Public Utility Commission will also maintain jurisdiction over the licensee's retail electric rates. In addition, the application states that the proposed merger will have no effect on DLC's capital structure or capital costs and will not result in any change in DLC's wholesale or retail rates. moreover, there will be no change in DLC's source of funds for operating costs and eventual decommissioning costs for BVPS-1 and BVPS-2. As an electric utility, DLC is exempt from further financial qualifications review, pursuant to 10 CFR 50.33(f).

However, in view of the NRC's concern that a merger or restructuring can lead to a diminution of assets necessary for the safe operation and eventual decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition respective license transfer approvals upon a requirement that the licensee not transfer significant assets from the licensee to an affiliate without notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility. Thus, the following should be made a condition of the Order approving the application regarding the proposed merger and restructuring whereby DLC will become an indirect subsidiary of Allegheny Energy.

     DLC shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from DLC to its first- or second- tier parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of DLC's consolidated net utility plant, as recorded on DLC's books of accounts.

3.0  TECHNICAL QUALIFICATIONS

DLC has stated in its application that the proposed merger will not change the technical qualifications of DLC to operate and maintain BVPS-1 and BVPS-2. The utility will continue to exist as a separate entity that will function in the same fashion as it did before the proposed merger. DLC's technical management and nuclear organization will continue unchanged. Accordingly, the proposed merger will not affect the technical qualifications of DLC.

4.0  ANTITRUST

Section 105c of the Atomic Energy Act of 1954, as amended (the Act), which requires the NRC to conduct antitrust reviews, applies to an application for a license to construct or operate a facility licensed under Section 103 of the Act. BVPS-1 was licensed under Section 104b and, as a result, is not subject to an antitrust review by the NRC staff in connection with consideration of the application regarding the proposed merger. Furthermore, although Allegheny Energy may become the second- tier holding company of a licensee for BVPS-2, i.e., may indirectly acquire control of the BVPS-2 license, the application does not indicate that Allegheny Energy will be performing activities for which a license is needed. Since approval of the application would not involve the issuance of a license, the procedures under
Section 105c do not apply, including the making of any "significant changes" determination.

American Municipal Power-Ohio, Inc. (AMP-Ohio) filed comments dated November 7, 1997, relating to the proposed merger, but that are specific to the antitrust license conditions contained in the license for the Perry Nuclear Power Plant, Unit 1 (PNPP). These comments will be addressed in the safety evaluation for PNPP concerning the subject merger and indirect transfer of the PNPP license.

5.0  FOREIGN OWNERSHIP, CONTROL OR DOMINATION

The licensee indicated in its application that after the proposed merger, DLC will not be owned, controlled, or dominated by an alien, foreign corporation or foreign government. The NRC staff does not know or have reason to believe that consummation of the proposed merger will result in DLC being owned, controlled, or dominated by foreign interests.

6.0  CONCLUSIONS

In view of the foregoing, the NRC staff concludes that the proposed merger of Allegheny Power System, Inc. and DQE, Inc. will not adversely affect the financial or technical qualifications of DLC with respect to the operation and decommissioning of theBVPS-1 and BVPS-2 facilities. Also, there do not appear to be any problematic antitrust or foreign ownership considerations related to the BVPS-1 and BVPS-2 licenses that would result from the proposed merger. Thus, the proposed merger will not affect the qualifications of DLC as a holder of the licenses, and the transfer of control of the licenses, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission. Accordingly, with the condition discussed above relating to significant asset transfers the NRC should approve the application regarding the proposed merger.

Principal Contributor: M. A. Dusaniwskyj

Date: January 23, 1998


U:\LEGAL\HSR Filing\NRC ORDER.doc